Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Announces Record Second Quarter Results

11th consecutive quarter of double-digit earnings gains;

Q2 diluted earnings per share up 15%, net sales increase 9%;

Company raises full-year EPS guidance

MINNEAPOLIS, Minn., July 31, 2007—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported record sales, net earnings and earnings per share for the second quarter of 2007. Net earnings totaled $10.5 million, or $0.55 per diluted share, on net sales of $165.2 million for the period ended June 30, 2007. Tennant reported net earnings in the comparable 2006 quarter of $9.2 million, or $0.48 per diluted share, on net sales of $151.0 million.

For the six months ended June 30, 2007, Tennant reported net earnings of $16.3 million, or $0.85 per diluted share, on net sales of $320.3 million. In the comparable 2006 period, the company reported net earnings of $13.6 million, or $0.72 per diluted share, on net sales of $286.4 million.

“We continued to execute on our strategies and are pleased to post record sales and earnings in the second quarter,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “We are excited by our continued growth momentum. Increased sales in all of our geographic markets again contributed to the company’s performance. We also are pleased with our 20 percent operating profit improvement, which led to Tennant Company’s 11th consecutive quarter of double-digit earnings gains. As a result of our strong first-half results, we are raising our full-year earnings guidance.”

Tennant remains focused on leveraging its cost structure and growing the company through its 2007 strategic priorities. These include: employing continuous process improvement; improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; and growing revenues through innovative new products and service solutions, as well as through international market expansion.

(more)

2 – Tennant Reports 2007 Second Quarter Results

Review of Results

Tennant’s consolidated net sales for the 2007 second quarter rose 9.4 percent compared to a strong 2006 second quarter, fueled by volume gains in all of Tennant’s geographic areas, as well as price increases. Favorable foreign currency exchange effects added approximately 2 percent to consolidated net sales for the quarter. For the year to date, consolidated net sales increased 11.8 percent compared with the first six months of 2006, with favorable foreign currency exchange effects adding approximately 3 percent to 2007 net sales in the first six months.

In North America, 2007 second quarter net sales totaled $107.8 million, up 6.6 percent versus the prior-year quarter, primarily due to volume growth for new products, higher national accounts sales and price increases. For the first six months of 2007, net sales in North America increased 7.0 percent to $204.4 million. Foreign currency exchange effects on the company’s North America sales were negligible for the second quarter and first half of 2007.

In Europe, second quarter net sales grew to $40.0 million, up 14.0 percent compared with the 2006 second quarter. The July 2006 Hofmans Machinefabriek acquisition contributed approximately 7 percent to second quarter sales growth in Europe. Favorable foreign currency exchange effects added approximately 8 percent to sales in Europe for the quarter. The company believes the slight decrease in organic sales volumes in Europe is isolated to the second quarter and not a long-term concern. For the year to date, net sales in Europe increased 20.2 percent to $81.0 million, primarily due to the success of new products. Favorable foreign currency exchange effects added approximately 9 percent to net sales in Europe for the first half of 2007. The acquisition of Hofmans Machinefabriek contributed approximately 8 percent to Europe’s year-to-date sales growth.

In Tennant’s other international markets, 2007 second quarter net sales rose 17.6 percent to $17.4 million versus the comparable 2006 quarter. Favorable foreign currency exchange effects benefited net sales by approximately 3 percent in the 2007 second quarter. Volume growth in the Asia Pacific and Latin America regions contributed to higher other international sales, in addition to new products. Year to date, other international grew 25.1 percent to $34.9 million versus the first half of 2006. Favorable foreign currency exchange effects added approximately 3 percent to net sales in other international markets in the first half of 2007.

Tennant’s gross profit margin was 42.9 percent for the 2007 second quarter compared to 43.6 percent in the prior-year quarter. The decline was primarily due to costs associated with the company’s continued manufacturing footprint consolidation, China expansion and integration of the Hofmans Machinefabriek acquisition.

For the quarter, selling and administrative expenses were $50.0 million, or 30.3 percent of sales, versus $47.6 million, or 31.5 percent of sales, in the 2006 second quarter.

(more)

3 – Tennant Reports 2007 Second Quarter Results

Operating profit for the 2007 second quarter rose 19.8 percent to $15.1 million compared with the 2006 second quarter. The increase, which stemmed from sales growth across all product categories and geographies, includes the China expansion and manufacturing footprint consolidation costs of $1.8 million pretax, or $0.07 per diluted share, in the second quarter. Year-to-date operating profit increased 25.4 percent to $24.2 million, including the China expansion and manufacturing footprint consolidation costs of $3.0 million pretax, or $0.11 per diluted share, versus the prior-year period.

Business Outlook

Based on its strong first-half performance, Tennant is raising its anticipated range of 2007 earnings per diluted share to $1.77 to $1.85, up from its prior guidance of $1.72 to $1.80 per diluted share. In 2006, the company reported earnings of $1.57 per diluted share. Tennant’s outlook includes approximately $3.5 million to $4.0 million pretax, or $0.15 to $0.17 per diluted share, of expense related to the company’s China expansion and manufacturing footprint consolidation initiatives. Management expects the manufacturing footprint consolidation to be completed by the end of 2007.

“We anticipate reporting another year of record sales and earnings, fueled by innovative new products, expanded market coverage and continued efficiency gains,” said Killingstad.

In connection with the manufacturing footprint consolidation, which remains on track, Tennant continues to expect to sell its Maple Grove, Minn., facility near the end of 2007. While the company cannot estimate the impact of this sale on its results because of the uncertainty of the transaction price and timing, the company does anticipate a substantial gain on the sale. The gain is not included in Tennant’s earnings guidance for 2007.

Conference Call Today

Tennant will host a conference call to discuss its second quarter results today, July 31, 2007, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant’s website. To listen to the call live on the Web, go to www.tennantco.com and click on About, Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

(more)

4 – Tennant Reports 2007 Second Quarter Results

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

(more)

5 – Tennant Reports 2007 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Net sales	$165.2	$151.0	$320.3	$286.4
Cost of sales	94.4	85.2	185.7	163.8
Gross profit	70.8	65.8	134.6	122.6
Gross margin	42.9%	43.6%	42.0%	42.8%

Research and development expenses	5.7	5.6	11.5	10.6
Selling and administrative expenses	50.0	47.6	98.9	92.7
Total operating expenses	55.7	53.2	110.4	103.3

Profit from operations	15.1	12.6	24.2	19.3
Operating margin	9.1%	8.3%	7.6%	6.7%

Interest income, net	0.2	0.7	0.5	1.2
Other income (expense)	1.1	0.1	0.8	0.1

Earnings before income taxes	16.4	13.4	25.5	20.6
Income tax expense	5.9	4.2	9.2	7.0

Net earnings	$10.5	$9.2	$16.3	$13.6

Basic EPS(1)	$0.56	$0.49	$0.87	$0.73

Diluted EPS(1)	$0.55	$0.48	$0.85	$0.72

Average number of diluted shares(1)	19.18	18.92	19.19	18.94

(1)	All earnings per share and shares outstanding data have been adjusted for the 2-for-1 stock split effective July 26, 2006.

GEOGRAPHICAL NET SALES(2) (Unaudited)

(In millions)	Three Months Ended June 30			Six Months Ended June 30
	2007	2006	% of Change	2007	2006	% of Change
North America	$107.8	$101.1	6.6%	$204.4	$191.1	7.0%
Europe	40.0	35.1	14.0%	81.0	67.4	20.2%
Other International	17.4	14.8	17.6%	34.9	27.9	25.1%

Total	$165.2	$151.0	9.4%	$320.3	$286.4	11.8%

(2)	Net of intercompany sales.

(more)

6 – Tennant Reports 2007 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2007	2006
	June 30	Dec. 31	June 30
ASSETS
Cash and cash equivalents	$32.9	$31.0	$42.4
Short-term investments	—	14.3	—
Net receivables	116.3	116.3	106.9
Inventories	61.0	61.0	55.7
Deferred income taxes and other current assets	11.8	12.8	11.1

Total current assets	222.0	235.4	216.1

Net property, plant, and equipment	92.9	82.8	74.9
Deferred income taxes, long-term portion	1.7	1.6	2.1
Goodwill and other intangible assets	33.4	30.9	24.5
Other assets	7.2	3.6	1.5

Total assets	$357.2	$354.3	$319.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.2	$1.8	$2.3
Accounts payable, accrued expenses and deferred revenue	78.9	93.0	75.9

Total current liabilities	81.1	94.8	78.2

Long-term debt	1.5	1.9	2.1
Long-term employee benefits	26.9	27.1	27.9
Other long-term liabilities	7.0	0.8	—
Shareholders’ equity	240.7	229.7	210.9

Total liabilities and shareholders’ equity	$357.2	$354.3	$319.1

(more)

7 – Tennant Reports 2007 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended June 30
	2007	2006

CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$16.3	$13.6

Adjustments to net earnings to arrive at operating cash flows:
Depreciation	7.9	6.6
Amortization	0.4	0.1
Deferred tax expense (benefit)	1.1	(0.4)
Stock-based compensation expense	1.8	2.0
ESOP expense	(0.3)	(0.3)
Provision for bad debt and returns	1.2	0.5
Changes in operating assets and liabilities:
Accounts receivable	—	(1.5)
Inventories	1.3	(1.1)
Accounts payable	(5.0)	(2.2)
Employee compensation and benefits and other accrued expenses	(12.0)	(8.8)
Income taxes payable	2.7	0.5
Other current/noncurrent assets and liabilities	(0.7)	1.2
Other, net	1.2	1.7
Net cash flows related to operating activities	15.9	11.9

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(17.5)	(8.7)
Proceeds from disposals of property, plant and equipment	0.1	0.4
Acquisitions, net of cash acquired	(2.0)	—
Sale of short-term investments	14.2	—
Net cash flows related to investing activities	(5.2)	(8.3)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payments on capital leases	(1.1)	(0.9)
Proceeds from issuances of common stock	4.3	4.4
Tax benefit on stock plans	0.9	0.7
Purchases of common stock	(8.7)	(2.6)
Dividends paid	(4.5)	(4.1)
Net cash flows related to financing activities	(9.1)	(2.5)

Effect of exchange rates on cash	0.3	—

Net increase in cash and cash equivalents	1.9	1.1

Cash and cash equivalents at beginning of year	31.0	41.3

Cash and cash equivalents at end of period	$32.9	$42.4

# # #